Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information in Post–Effective Amendment No. 60 to the Registration Statement on Form N–1A of Fidelity California Municipal Trust II: Fidelity California Municipal Money Market Fund (formerly known as Fidelity California AMT Tax-Free Money Market Fund) of our report dated April 14, 2022, relating to the financial statements and financial highlights included in the February 28, 2022 Annual Report to Shareholders of the above referenced fund, which is also incorporated by reference into the Registration Statement.

We also consent to the references to our Firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
September 15, 2022